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                                                                     Exhibit 4.8

                                    AMENDMENT

                                     TO THE

                  SHAREHOLDERS' AND WARRANT HOLDERS' AGREEMENT

                                       OF

                           U.S.I. HOLDINGS CORPORATION


          The Shareholders' and Warrantholders' Agreement shall be amended by:

          (a) removing Article III, Section 3.1(a) in its entirety and replacing it with the following:

          "SECTION 3.1 Board of Directors. (a) Board Composition. Subject to
                       ------------------
Sections 3.3 and 3.6, from and after the date hereof each of the Investors severally agrees that in exercising its voting rights on the election of directors, whether at an annual or special meeting of the Company, whether by written consent, proxy or otherwise, and whether at an adjourned meeting, such Investor shall vote its shares of the Company's Capital Stock for, and the Company and each Investor will take all other necessary actions within their respective control to cause, the nomination and the election of the following individuals to the Board of Directors of the Company:

          (i) two directors who are officers of the Company designated by the most senior executive officer of the Company;

          (ii)  three directors designated by CapZ;

          (iii) nine directors, one designated by each of Chase, CCC, Chubb, Equitable, Orion, UnumProvident, Travelers, Zurich, Ceridian;

          (iv)  two directors designated by Saratoga;

          (v)   one director designated by Conning; and

          (vi)  one director designated by Bellwether."

          (b) adding the following definitions to Article I in appropriate alphabetical order:

          "Ceridian" means Ceridian Corporation and its Affiliates.

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                                       -2-

          (c) removing Article III, Section 3.1(b) in its entirety and replacing it with the following:

                    "(b) Series R, Series W and Series Y Expansion Rights. In connection with the exercise of rights ("Expansion Rights") granted to the holders of Series R Preferred Stock in accordance with Section 2(e) of the certificate of designations attached hereto as Exhibit B-1, the holders of
                                               -----------
Series W Preferred Stock in accordance with Section 2(e) of the certificate of designations attached hereto as Exhibit B-2 or the holders of Series Y Preferred
                                -----------
Stock in accordance with Section 2(e) of the certificate of designations attached hereto as Exhibit B-3, each Investor consents to such Expansion Rights
                   -----------
and agrees to vote its shares of the Company's Capital Stock for, and the Company and each Investor will take all other necessary actions within their respective control to cause, (i) the increase in size of the Board of Directors of the Company and nomination and election of additional directors designated by the Person or Persons exercising Expansion Rights and (ii) the corresponding decrease in size of the Board of Directors of the Company and removal of additional directors designated by the Person or Persons exercising Expansion Rights at such time as the circumstances giving rise to the exercise of such Expansion Rights no longer exist."



Dated: December 27, 2001                    U.S.I. HOLDINGS CORPORATION


                                            By: /s/ David L. Eslick
                                                ------------------------------
                                                Name: DAVID L. ESLICK
                                                Title: President and COO


                                            INVESTORS


                                             By: /s/ Ernest J. Newborn II
                                                -----------------------------
                                                Name:  ERNEST J. NEWBORN II
                                                Title: Attorney-in-Fact